UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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OPINION RESEARCH CORPORATION

(Name of Registrant as Specified In Its Charter)

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OPINION RESEARCH CORPORATION

600 College Road East

Princeton, New Jersey 08540

NOTICE OF

ANNUAL MEETING

AND

PROXY STATEMENT

Annual Meeting of Stockholders

May 11, 2004

OPINION RESEARCH CORPORATION

600 College Road East

Princeton, New Jersey 08540

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 11, 2004

The Annual Meeting of Stockholders of Opinion Research Corporation (the “Company”) will be held on Tuesday, May 11, 2004 at 10:00 a.m., local time, at the Company’s headquarters, 600 College Road East, Princeton, New Jersey 08540, for the following purposes:

1. To amend the Opinion Research Corporation Employee Stock Purchase Plan (the “Qualified Plan”) to increase the number of shares available for purchase thereunder from 500,000 to 1,000,000 shares.

2. To amend the Opinion Research Corporation Stock Purchase Plan for Non-employee Directors and Designated Employees and Consultants (the “Non-qualified Plan”) to increase the number of shares available for purchase thereunder from 200,000 to 400,000 shares.

3. To elect two Directors to serve until the 2007 Annual Meeting of Stockholders of the Company and until their successors have been duly elected and qualified.

4. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The close of business on March 22, 2004 was established as the record date for the Meeting. All stockholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Meeting. The Board of Directors urges you to date, sign and return promptly the enclosed proxy to give voting instructions with respect to your shares of Common Stock. The proxies are solicited by the Board of Directors. The return of the proxy will not affect your right to vote in person if you do attend the Meeting. A copy of the Company’s Annual Report to Stockholders for the year ended December 31, 2003 is also enclosed.

By order of the Board of Directors

DOUGLAS L. COX
Secretary

March 31, 2004

IMPORTANT

A Proxy Statement and proxy are submitted herewith. All stockholders are urged to complete and mail the proxy promptly. The enclosed envelope for returning the proxy requires no postage if mailed in the U.S.A. Stockholders attending the Meeting may personally vote on all matters which are considered, in which event the signed proxy is revoked. It is important that your shares be voted.

OPINION RESEARCH CORPORATION

600 College Road East

Princeton, New Jersey 08540

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (the “Board of Directors”) of Opinion Research Corporation (the “Company” or “ORC”), a Delaware corporation, for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on Tuesday, May 11, 2004, at 10:00 a.m., local time, at the Company’s headquarters, 600 College Road East, Princeton, New Jersey 08540, and any adjournment or postponement thereof. This Proxy Statement, the foregoing notice, and the enclosed proxy are first being mailed to stockholders on or about March 31, 2004.

The Board of Directors does not intend to bring any matters before the Meeting other than the matters specifically referred to in the foregoing notice, nor does the Board of Directors know of any matter which anyone else proposes to present for action at the Meeting. However, if any other matters properly come before the Meeting, the persons named in the accompanying proxy or their duly constituted substitutes acting at the Meeting will be deemed authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

When your proxy card is returned properly signed, the shares represented will be voted in accordance with your directions. In the absence of instructions, the shares represented at the Meeting by the enclosed proxy will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Outstanding Shares and Voting Rights

On March 22, 2004, the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, there were outstanding and entitled to vote 6,150,643 shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”). Each share is entitled to one vote on each matter.

Under the Company’s by-laws, the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists.

The affirmative vote of the holders of a plurality of the shares of Common Stock voting on the matter is required for the election of directors. All other matters require the affirmative vote of a majority of the votes cast at the Meeting.

Shares that abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees, who indicate on their proxy that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and also will not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting of each matter that requires the affirmative vote of a certain percentage of the shares voting on a matter. However, because shares which abstain and shares represented by broker non-votes are nonetheless considered outstanding shares, abstentions and broker non-votes with regards to any proposal requiring the affirmative vote of the holders of a majority of the outstanding shares of Common Stock will have the same effect as voting “against” the proposal.

Principal Stockholders

The following table sets forth certain information regarding the holdings of each stockholder who was known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of more than 5% of the Common Stock and the Company’s Series B Preferred Stock (the “Series B Preferred Stock”) at the close of business on February 23, 2004. Each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

Common Stock

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class
LLR Equity Partners, L.P. (1) The Belgravia Building 1811 Chestnut Street, Suite 210 Philadelphia, PA 19103	1,971,558	28.55

Gruber & McBaine Capital Management, LLC (2) 50 Osgood Place San Francisco, CA 94133	568,000	9.24

Cannell Capital, LLC (2) 150 California Street, Fifth Floor San Francisco, California 94111	537,899	8.75

John F. Short (3)(4)(5) 600 College Road East Princeton, NJ 08540	521,720	8.20

Allied Capital (6) 1919 Pennsylvania Avenue NW Washington, DC 20006-3434	437,029	6.63

Common Stock

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class
FMR Corp. (2) 82 Devonshire Street Boston, MA 02109	367,711	5.98

Dimensional Fund Advisors Inc. (2) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	319,100	5.19

(1)	Based on Schedule 13D filed with the SEC, the above holdings include 1,107,665 shares of common stock and 672,274 shares of common stock underlying an exercisable warrant held by LLR Equity Partners, L.P., and 108,393 shares of common stock and 68,226 shares of common stock underlying an exercisable warrant held by LLR Equity Partners Parallel, L.P. Also includes 15,000 shares of common stock subject to options exercisable within 60 days of February 23, 2004 held by Mr. Lehr for the benefit of LLR Equity Partners, L.P.
(2)	Based solely on filings with the SEC on Schedule 13G.
(3)	Does not include 49,896 shares of common stock held in trusts for the benefit of the children of Mr. Short. Mr. Short disclaims beneficial ownership of these shares.
(4)	Includes 159,625 shares of common stock held by Mr. Short as co-trustee of the Company’s Retirement Plan, over which Mr. Short has sole voting power.
(5)	Includes 215,000 shares of common stock subject to options exercisable within 60 days of February 23, 2004 beneficially owned by Mr. Short.
(6)	Includes 276,785 and 160,244 shares of common stock underlying exercisable warrants held by Allied Capital Corporation and Allied Investment Corporation, respectively.

Series B Preferred Stock

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class
LLR Equity Partners, L.P. The Belgravia Building 1811 Chestnut Street, Suite 210 Philadelphia, PA 19103	9	90.00

LLR Equity Partners Parallel, L.P. The Belgravia Building 1811 Chestnut Street, Suite 210 Philadelphia, PA 19103	1	10.00

Security Ownership of Management

The following table sets forth certain information regarding the Common Stock and the Series B Preferred Stock beneficially owned by each director and nominee for director of the Company, by the Company’s Chief Executive Officer, and each of the Company’s four other most highly compensated executive officers in 2003 (the “Named Executive Officers”), and by all directors and executive officers of the Company as a group, at the close of business on February 23, 2004. Each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

Name of Beneficial Owner	Amount of Common Stock Beneficially Owned	Percent of Class	Amount of Series B Preferred Stock Beneficially Owned	Percent of Class
John F. Short (1)(2)(3)	521,720	8.20	0	*
Douglas L. Cox (1)	135,803	2.19	0	*
James T. Fink (1)	126,596	2.06	0	*
Frank J. Quirk	23,862	*	0	*
Ruth R. Wolf (1)	3,656	*	0	*
Stephen A. Greyser (1)	119,167	1.90	0	*
Dale J. Florio (1)	29,377	*	0	*
Brian J. Geiger	0	*	0	*
Steven F. Ladin	0	*	0	*
Robert D. LeBlanc	0	*	0	*
Seth J. Lehr (4)	1,971,558	28.55	10	100.00
John J. Gavin (1)	22,869	*	0	*
All Directors and Executive Officers as a Group (15 persons) (5)(6)	2,975,084	40.21	10	100.00

*	Denotes less than one percent of applicable class.
(1)	Includes options exercisable within 60 days of February 23, 2004 for each of the Named Executive Officers and directors as follows: Mr. Short - 215,000; Mr. Cox - 64,533; Dr. Fink - 1,168; Ms. Wolf - 667; Professor Greyser – 106,667; Mr. Florio - 25,000; Mr. Gavin - 15,000.
(2)	Does not include 49,896 shares of common stock held in trusts for the benefit of the children of Mr. Short. Mr. Short disclaims beneficial ownership of these shares.
(3)	Includes 159,625 shares of common stock held by Mr. Short as co-trustee of the Company’s Retirement Plan, over which Mr. Short has sole voting power.

(4)	Includes (a) 1,107,665 shares of common stock, 672,274 shares of common stock underlying an exercisable warrant and 9 shares of Series B Preferred Stock held by LLR Equity Partners, L.P., and (b) 108,393 shares of common stock, 68,226 shares of common stock underlying an exercisable warrant and 1 share of Series B Preferred Stock held by LLR Equity Partners Parallel, L.P. Mr. Lehr is a managing member of LLR Capital, L.L.C. which is the general partner of LLR Capital, L.P. which, in turn, is the general partner of both LLR Equity Partners, L.P. and LLR Equity Partners Parallel, L.P. Mr. Lehr disclaims beneficial ownership of the foregoing shares. Also includes 15,000 shares of common stock subject to options exercisable within 60 days of February 23, 2004 held by Mr. Lehr for the benefit of LLR Equity Partners, L.P.
(5)	The 112,000 shares of common stock beneficially owned by the executive officers of the Company and held pursuant to the Company’s Retirement Plan are included only once in the total.
(6)	Includes three executive officers who are not among the Named Executive Officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”) and to furnish the Company with copies of these reports. Based on the Company’s review of the reports received by it, the Company believes that all filings required to be made by the Reporting Persons for 2003 were made on a timely basis with the exception of the following: i) Douglas L. Cox and Kevin P. Croke each filed a late Form 4 with respect to a grant of options; ii) Richard I. Cornelius and E. Wayne Holden each filed a late Form 3 with respect to his promotion to executive officer; iii) Brian J. Geiger, Robert D. LeBlanc and Steven F. Ladin, each filed a late Form 3 in connection with his election as a Director of the Company.

MANAGEMENT COMPENSATION

Summary Compensation Table

The following table sets forth, for the Company’s last three fiscal years, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Company’s Named Executive Officers.

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (1)	Restricted Stock Award(s) ($)	Shares Subject to Options (#)	All Other Compensation ($) (2)
John F. Short	2003	445,495	0	0	0	0	55,581	(3)(4)
Chairman and CEO	2002	443,485	262,500	3,753	0	50,000	56,220	(3)(4)
	2001	435,813	0	13,696	0	0	55,559	(3)(4)

Frank J. Quirk	2003	281,540	88,350	0	0	0	12,000
President - ORC	2002	245,726	85,800	0	0	0	12,000
CEO - Macro International Inc.	2001	248,665	62,600	0	0	0	10,588

James T. Fink *	2003	296,456	0	0	0	0	0
Vice Chairman	2002	296,751	0	0	0	0	0
	2001	120,420	0	0	0	0	0

Douglas L. Cox	2003	245,167	20,000	0	0	10,000	6,000
Executive Vice President	2002	224,480	70,000	0	0	0	5,764
and Chief Financial Officer	2001	222,537	0	43,533	0	1,800	5,100

Ruth R. Wolf	2003	225,000	56,000	0	0	0	0
Executive Vice President - ORC	2002	225,000	52,890	0	0	0	0
CEO - ORC ProTel, Inc.	2001	222,404	75,000	0	0	1,000	0

*	Dr. James T. Fink rejoined the Company in August 2001. He is not a member of the Board of Directors.
(1)	Amounts in this column represent the dollar value of the difference between the price paid by the Named Executive Officer for shares of the Company’s Common Stock purchased under the Opinion Research Corporation Stock Purchase Plan for Non-Employee Directors and Designated Employees and Consultants (the “Non-Qualified Plan”) and the fair market value of such shares on the date of purchase. The Non-Qualified Plan provides for purchases of the Common Stock at the same percentage discount as is offered to all qualified employees under the Opinion Research Corporation Employee Stock Purchase Plan.

(2)	Amounts in this column consist of Company contributions under various profit sharing and retirement plans for each Named Executive Officer.
(3)	Includes Company payments on behalf of Mr. Short of $4,313 to cover the premiums payable on a supplemental disability policy and a Company match under the Company’s Defined Contribution Plan of $5,125, $5,764 and $5,100 in 2003, 2002, and 2001, respectively.
(4)	The Company has an agreement with a trust established for the benefit of the children of Mr. Short whereby the Company pays certain premiums on life insurance policies on Mr. Short, to which the trust is the beneficiary. The Company is entitled to the repayment of the premiums paid on these insurance policies upon maturity. Mr. Short received taxable income of $46,143 in 2003 in order to maintain the policy. The premiums paid on behalf of Mr. Short by the Company were $46,143 in 2002 and $46,146 in 2001.

Stock Option Grants During 2003

The following table contains information concerning the grant of stock options to the Named Executive Officers. The Company does not have any plans pursuant to which stock appreciation rights (“SARs”) may be granted.

Option Grants in 2003

	Individual Grants			Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms (2)
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted To Employees in 2003	Exercise or Base Price ($/Sh)*		5% ($)	10% ($)
John F. Short	0	0%	0	0	0	0
Douglas L. Cox (1)	10,000	18.2%	5.10	01/07/10	20,762	48,385
Frank J. Quirk	0	0%	0	0	0	0
James T. Fink	0	0%	0	0	0	0
Ruth R. Wolf	0	0%	0	0	0	0

*	All options have an exercise price equal to or greater than the market price of the Common Stock on the date of grant.
(1)	The options become exercisable in three equal annual installments beginning on January 7, 2004.
(2)	Illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming specified compounded rates of appreciation on the Common Stock over the term of the options. Assumed rates of appreciation are not necessarily indicative of future stock performance.

Stock Option Exercises and Holdings During 2003

The following table sets forth information related to options exercised during 2003 by the Named Executive Officers and the number and value of options held at December 31, 2003 by such individuals. The Company does not have any plan pursuant to which SARs may be granted.

Aggregated Option Exercises in 2003

and Option Values at December 31, 2003

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2003 (#)		Value of Unexercised In-the-Money Options at December 31, 2003 ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John F. Short	0	0	215,000	16,667	131,883	20,834
Douglas L. Cox	0	0	64,533	7,267	112,653	8,467
Frank J. Quirk	0	0	0	0	0	0
James T. Fink	0	0	1,168	0	1,600	0
Ruth R. Wolf	0	0	667	333	0	0

(1)	The closing price of the Company’s Common Stock on the Nasdaq National Market on December 31, 2003 was $6.37

Employment Agreements

Mr. Short has an employment agreement with the Company providing for an annual salary that is subject to annual increases during the term of the agreement, as determined by the Compensation Committee of the Board of Directors. In addition, Mr. Short is eligible to receive incentive compensation as determined by the Compensation Committee of the Board of Directors. The agreement provides that in the event Mr. Short’s employment is terminated by the Company without cause or Mr. Short terminates the employment for “cause” (as defined therein), in addition to his compensation through the date of such termination, he is to receive an immediate cash payment equal to two times his annual base compensation, unless such termination occurs within 24 months after a change in control (as defined therein), in which case Mr. Short shall receive an immediate cash payment equal to two and one-half times his annual base compensation.

Mr. Cox has an employment agreement with the Company providing for an annual salary that is subject to annual increases during the term of the agreement, as determined by the Chief Executive Officer of the Company and approved by the Compensation Committee of the Board of Directors. In addition, Mr. Cox is eligible to receive incentive compensation in accordance with short-term and/or long-term incentive compensation programs established by the Company from time to time.

Mr. Quirk has an employment agreement with the Company providing for an annual salary that is subject to annual increases during the term of the agreement, as determined by the Chief

Executive Officer of the Company and approved by the Compensation Committee of the Board of Directors. In addition, Mr. Quirk is eligible to receive incentive compensation in accordance with short-term and/or long-term incentive compensation programs established by the Company from time to time.

Dr. Fink has an employment agreement with the Company providing for an annual salary that is subject to annual increases during the term of the agreement, as determined by the Chief Executive Officer of the Company and approved by the Compensation Committee of the Board of Directors. In addition, Dr. Fink is eligible to receive incentive compensation in accordance with short-term and/or long-term incentive compensation programs established by the Company from time to time.

Ms. Wolf has an employment agreement with ORC ProTel, Inc. providing for an annual salary that is subject to annual increases during the term of the agreement, as determined by the Chief Executive Officer of the Company and approved by the Compensation Committee of the Board of Directors. In addition, Ms. Wolf is eligible to receive incentive compensation in accordance with short-term and/or long-term incentive compensation programs established by the Company from time to time.

Certain Relationships and Related Transactions

For information regarding certain related party transactions, see “Compensation Committee Interlocks and Insider Participation,” elsewhere in this proxy statement.

Equity Compensation Plan

The following table provides information as of December 31, 2003 with respect to compensation plans (including individual compensation arrangements) under which the Company’s equity securities are authorized for issuance.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	754,181	$6.62	993,712
Equity compensation plans not approved by security holders (2)	425,000	$5.69	—

1)	Amount includes shares reserved for issuance under 1997 Stock Incentive Plan, Opinion Research Corporation Employee Stock Purchase Plan, Opinion Research Corporation Stock Purchase Plan for Non-employee Directors and Designated Employees and Consultants, and the ORC Holdings, Ltd. Employee Share Ownership Plan. See Note 11 and Note 12 to Consolidated Financial Statements for additional information.
2)	Amount includes 200,000 non-plan options granted to two senior executives and 225,000 warrants issued to various investment advisors as a form of compensation.

REPORT OF THE COMPENSATION COMMITTEE ON

EXECUTIVE COMPENSATION

Compensation Philosophy and Components

The Company’s compensation philosophy is established by the Committee, which consisted of two independent directors prior to February 18, 2004 and three independent directors thereafter. The Committee operates under a written charter adopted by the Board of Directors

The Committee believes that leadership and motivation of the Company’s executives are critical to establishing the Company’s success both in the marketplace and as an investment for our stockholders. The Committee will ensure that the Company’s executives are compensated in a manner that furthers the Company’s business strategies and aligns their interests with those of the stockholders. To support this philosophy, the following principles provide a framework for the compensation program:

•	The Company will offer competitive total compensation that will attract the best talent, motivate individuals to perform at their highest levels, reward outstanding achievement, and retain those individuals with the leadership abilities and skills necessary for building long-term stockholder value.

•	The Company will maintain a significant portion of total compensation at risk for the Chief Executive Officer and a meaningful portion of total compensation at risk for other executives, tied both to annual and long-term financial performance and the creation of stockholder value.

•	The Company will encourage executives to manage from the perspective of owners with equity stakes in the Company.

The components of the Company’s executive compensation program include a balanced mix of the following:

Base compensation: this is established for each executive position based on job responsibilities, level of experience, individual contribution to the business, as well as analyses of competitive industry practice.

Incentive compensation: this is established based on the factors listed above under base compensation, the completion of specific objectives, plus specific quantitative performance factors including revenues and earnings growth, operating income as a percentage of revenues, and revenues and earnings relative to budgeted levels.

Stock options: the Company uses stock options as a long-term, non-cash incentive to align the long-term interests of executive officers with those of the stockholders of the Company. Stock options are awarded at the market price of the Common Stock on the date of grant, vest over three years and expire seven years after the date of grant. Award sizes are based upon individual performance, level of responsibility and potential to make significant contributions to the Company.

Benefits: it is the Company’s intent to be competitive with, but not to exceed, the practices of other professional service firms regarding health, retirement and other benefit programs.

Compensation of the Chief Executive Officer in 2003

The Committee awarded Mr. Short a base compensation of $450,000 for 2003. Due to the Company’s results, Mr. Short was not awarded a bonus for 2003.

The Committee’s criteria for determining Mr. Short’s compensation are guided by the competitive marketplace, the performance of Mr. Short and the Company, and a desire to increase the relative proportion of variable, performance-based-compensation to total compensation.

The Committee has reviewed the compensation of other chief executive officers within the marketing services industry, and considered the effectiveness of Mr. Short in shaping the strategy, culture, discipline, and focus of the management team and his anticipation of market trends and adjustment of the Company’s plans and investments, consistent with the maximization of long-term stockholder value.

Qualifying Executive Compensation for Deductibility under the Internal Revenue Code

Effective in 1994, Section 162(m) of the U.S. Internal Revenue Code of 1986 limits deductibility of compensation in excess of $1 million paid to a corporation’s chief executive officer and to each of the other four highest-paid executive officers unless this compensation qualifies as “performance-based.” The Committee intends to take such actions as are appropriate to qualify compensation paid to executives for deductibility under the Code. Further, base salary and bonus levels are expected to remain well below the limitation in the foreseeable future.

Compensation Committee (prior to February 18, 2004):

Stephen A. Greyser, D.B.A.

Dale J. Florio

REPORT OF THE AUDIT COMMITTEE

The section below describes the oversight of the Company’s financial reporting and auditing processes.

Composition. Mr. John J. Gavin and Professor Stephen A. Greyser served as members of the Audit Committee in 2003. Mr. Lenard B. Tessler served as a member and Chairman of the Audit Committee until his resignation from the Board of Directors on September 23, 2003 and was not replaced for the remainder of the year. On February 18, 2004, the membership of the Audit Committee was reconstituted to consist of Steven F. Ladin (Chairman), John J. Gavin and Brian J. Geiger. The members of the Audit Committee in 2003 were, and the current members of the Audit Committee are, independent directors as defined in Rule 4200(a)(15) of the Nasdaq listing standards. All of the members of the Audit Committee are able to read and understand financial statements. In addition, at least one member of the Committee satisfies the financial sophistication requirements of Rule 4350(d)(2) of the Nasdaq listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors. The charter is attached as Appendix A.

Responsibilities. Management is responsible for the Company’s internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Board has delegated to the Audit Committee the responsibility to, among other things: (i) oversee and monitor the Company’s financial reporting, auditing and accounting process, (ii) appoint, compensate and oversee the Company’s independent auditors and (iii) provide an open avenue of communication among the independent auditors, financial and senior management and the Board of Directors. The Audit Committee’s duties and responsibilities are embodied in a written charter, which is evaluated annually. The Audit Committee has considered and will continue to reconsider its charter in light of legislative and rule-making initiatives with the intention of maintaining full compliance with the Sarbanes-Oxley Act and any applicable Nasdaq listing standards or SEC rules.

Audit Committee members do not act as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors, nor can the Audit Committee certify that the independent auditors are “independent” under applicable rules.

Reviews with Management and Independent Auditors and other Activity in 2003. In fulfilling its responsibilities, the Audit Committee reviewed the quarterly and audited annual financial statements, including press releases and revenue and earnings guidance, with management and the independent auditors. The reviews included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

During the course of the year, the Audit Committee reviewed and approved the audit plan and all services and fees of the independent auditors, monitored its policy concerning the hiring of former employees of the independent audit firm and reviewed its procedure for the submission of complaints, including confidential submissions, from employees on questionable accounting matters. The Audit Committee approved the retention of Protiviti, Inc. to assist the Company in its compliance with Section 404 of the Sarbanes-Oxley Act and reviewed the results of their assignment. The Audit Committee reviewed with management and the independent auditor the goodwill impairment charges for 2002 and 2003 and the status of the Company’s relationships with its lenders and compliance with covenants in its loan agreements. The Audit Committee also reviewed the Company’s accounting principles, the system of internal controls, the existence of any off-balance sheet or affiliate transactions, legal and ethical compliance, adherence to the Company’s policies and procedures and the Company’s internal audit program.

The Audit Committee received from the independent auditors reports on critical accounting policies and practices, any alternative treatments of financial information within generally accepted accounting principles that had been discussed with management, any accounting disagreements between the auditors and management and any material written communications between the auditors and management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, and considered the compatibility of the provision of non-audit services by the auditors with the auditors’ independence.

The Audit Committee discussed with the Company’s independent auditors the overall scope, plans, staffing and fees for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the adequacy and effectiveness of the accounting and financial controls, the overall quality of the Company’s financial reporting and other matters warranting committee attention.

The Audit Committee held seven meetings during 2003.

Summary. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Audit Committee (prior to February 18, 2004):

John J. Gavin

Stephen A. Greyser, D.B.A.

STOCK PERFORMANCE GRAPH

The following graph compares the percentage change in the cumulative total stockholder return on the Common Stock during the period commencing December 31, 1998 and ending December 31, 2003, with (a) the cumulative total return of the Nasdaq Stock Market and (b) S&P SmallCap 600 Index. The comparison assumes $100 was invested on December 31, 1998, in the Company’s Common Stock and in each of the foregoing indices and assumes the reinvestment of dividends.

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Opinion Research Corporation	100.0	163.6	87.5	120.7	101.8	115.8
S&P SmallCap 600 Index	100.0	112.4	125.7	133.9	114.3	158.6
Nasdaq Stock Market Total Return Index	100.0	178.6	111.7	88.6	101.9	91.8

INDEPENDENT AUDITORS

Representatives of Ernst & Young LLP, which served as the Company’s independent auditors for the last fiscal year, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire and will be available to answer appropriate questions of stockholders.

Audit Fees

The aggregate fees billed by Ernst and Young LLP for professional services rendered to the Company for the fiscal years ending December 31, 2003 and December 31, 2002, were $650,034 and $587,834, respectively. A breakdown of such fees is provided in the following table:

	2003	2002
Audit Fees	$305,995	$258,881
Audit-Related Fees	14,950	77,935
Tax Fees	329,088	251,018
All Other Fees	—	—

Total Fees Paid	$650,034	$587,834

“Audit Fees” include fees billed by Ernst & Young LLP for the audit of the Company’s annual financial statements for the fiscal year and reviewing the quarterly reports on Form 10-Q. “Audit-Related Fees” include fees for services such as accounting consultations and review of SEC reports and filing. “Tax Fees” are fees billed for tax services in connection with the preparation of the Company’s federal and state income tax returns, including extensions and quarterly estimated payments, and customary consultation or advice regarding accounting issues, potential transactions or tax planning

Financial Information Systems Design and Implementation Fee

Ernst & Young LLP did not bill the Company any fees for financial information systems design and implementation services rendered for the fiscal year ended December 31, 2003.

The Audit Committee approves the annual budget for all audit and non-audit services and pre-approves all engagements of the Company’s auditors to provide non-audit services. The Audit Committee’s general policy is to restrict the engagement of the independent auditors to providing audit and tax-related services. The Audit Committee will not engage the independent auditors to provide non-audit services that are prohibited under Section 10A of the Exchange Act and Rule 10A-3 thereunder.

The Audit Committee considered and determined that the provision of the services other than the services described under “Audit Fees” is compatible with maintaining the independence of Ernst & Young LLP.

BOARD OF DIRECTORS

Independent Directors

The Board of Directors has determined that the following nominees for Director and continuing Directors are independent as defined under the applicable listing standards of Nasdaq: Dale J. Florio, John J. Gavin, Brian J. Geiger, Stephen A. Greyser, Steven F. Ladin, Robert D. LeBlanc, and Seth J. Lehr.

Compensation of Directors

For 2003, each director who was not an employee of the Company (an “outside director”) was entitled to receive $15,000 per annum. In addition, each outside director was paid $5,000 for chairing a Committee, $1,500 for each Board meeting attended, and $1,250 for each Committee meeting attended. All directors were entitled to be reimbursed for incidental travel expenses incurred in attending Board and Committee meetings.

Pursuant to the 1997 Stock Incentive Plan, each outside director is automatically granted options to acquire the “formula number” of shares of Common Stock. The exercise price for these options is equal to the fair market value of the underlying shares on the date of grant. The options are non-qualified stock options.

The outside directors’ options become exercisable on the first anniversary of the date of grant provided the outside director is a member of the Board of Directors on that date. The “formula number” of the stock option grants for 2003 was 5,000 for each director. In addition, each director will be granted options to purchase an additional 5,000 shares of Common Stock for chairing a Committee.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee or the Stock Option Committee (Executive Officers) are executive officers of the Company or any of its subsidiaries.

None of the executive officers of the Company serve on the Board of Directors of another entity, except that Mr. Short, along with Professor Greyser, serves on the Board of Directors of a joint venture established by the Company with a third party for the purpose of developing new products for the Company. The Company has a 43% interest in the joint venture but controls 50% of the voting shares. Neither Mr. Short nor Professor Greyser receives compensation for serving on the Board of Directors for the joint venture.

Over several years, the Company made loans to certain executive officers of the Company bearing an interest rate of 9.5%. The current corporate policy prohibits the making of loans to all officers and directors. Mr. Short has an outstanding loan with the Company, which has been grandfathered. Including accrued interest, the aggregate amount of indebtedness outstanding at December 31, 2003 was $155,539 due from Mr. Short.

The Faculty Group, Inc., of which Professor Greyser is a principal, received from the Company $50,000 in consulting fees during 2003.

Committees and Meetings of the Board of Directors

The business of the Company is managed under the direction of its Board of Directors, which meets regularly during the year to review significant developments affecting the Company and act on matters requiring the Board of Directors’ approval. The Board of Directors met seven times during the fiscal year ended December 31, 2003, took certain other actions by unanimous consent and held periodic informal telephonic updates. All directors attended at least seventy-five percent of the meetings of The Board of Directors and the Committees of which they are members.

It is the policy of the Company to encourage all Directors to attend the Company’s annual meeting of shareholders. In 2003, no Directors attended the annual meeting of shareholders.

The Board of Directors has established six standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Stock Option Committee (Executive Officers), a Stock Option Committee (Non-Executive Officers), and a Nominating Committee. The Audit Committee, Compensation Committee and Nominating Committee have the responsibilities set forth in written charters adopted by the Board of Directors. The Company makes available on its website, which is located at www.opinionresearch.com, copies of each of these charters. In addition, the Audit Committee Charter is attached hereto as Appendix A. The Company does not include the information contained in its website as part of, or incorporate such information in, this proxy statement.

The Executive Committee

The Executive Committee was established to perform such duties as the Board of Directors may from time to time direct and, with certain limitations, to exercise the authority of the full Board of Directors. Mr. Short (Chairman) and Professor Greyser serve as members of the Executive Committee. The Executive Committee did not meet during 2003.

The Audit Committee

The Audit Committee’s purposes are to provide independent review and oversight of the Company’s financial reporting processes and financial statements, the system of internal controls, the audit process and results of operations of the Company and its financial condition. In doing so, it is the responsibility of the Audit Committee to provide an open avenue of communication between the Board of Directors, management and the independent auditors. In connection with its responsibilities, the Audit Committee is directly and solely responsible for the appointment, compensation, retention, termination, and oversight of the independent auditors. Mr. Gavin and Professor Greyser served as members of the Audit Committee in 2003. Mr. Lenard Tessler served as a member and Chairman of the Audit Committee until his resignation on September 23, 2003. The Audit Committee met seven times during 2003.

On February 18, 2004 the membership of the Audit Committee was changed to consist of Messrs. Ladin (Chairman), Gavin and Geiger, all of whom have been determined to be independent by the Board under applicable Nasdaq listing standards and SEC rules. The Board of Directors has determined that Mr. Ladin qualifies as an “audit committee financial expert,” as defined in SEC rules. In addition, each of the other members of the Audit Committee may also qualify as an audit committee financial expert.

The Audit Committee Charter provides that the Audit Committee must pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee has delegated pre-approval authority to the Chair, and the Chair must report any pre-approval decisions to the Audit Committee at its next meeting.

The Compensation Committee

The Compensation Committee is responsible for establishing salaries, bonuses and other compensation for the Company’s executive officers. Professor Greyser (Chairman) and Mr. Florio served as members of the Compensation Committee during 2003. The Compensation Committee met two times during 2003. On February 18, 2004 Mr. LeBlanc was appointed to the Compensation Committee. All members of the Compensation Committee have been determined to be independent by the Board under applicable Nasdaq listing standards.

The Stock Option Committees

The Stock Option Committee (Executive Officers) and the Stock Option Committee (Non-Executive Officers) together serve as the Committee described in the 1997 Stock Incentive Plan (the “Plan”). The Stock Option Committee (Executive Officers) administers the Plan solely with respect to persons who are directors or principal officers as defined in the Plan, and the Stock Option Committee (Non-Executive Officers) administers the Plan solely with respect to other persons. Professor Greyser (Chairman) and Mr. Florio served as members of the Stock Option Committee (Executive Officers) during 2003. Mr. Short served as the Stock Option Committee (Non-Executive Officers) in 2003. The Stock Option Committees met once during 2003. On February 18, 2004, Mr. LeBlanc was appointed to the Stock Option Committee (Executive Officers).

Nominating Committee

The Nominating Committee was established to consider and make recommendations to the Board of Directors regarding Board qualifications, structure and membership. Professor Greyser (Chairman) and Mr. Short served as members of the Nominating Committee in 2003. The Nominating Committee met twice during 2003 and interviewed prospective new members of the Board of Directors in separate meetings. On February 18, 2004 the membership of the Nominating Committee was changed to consist of Messrs. Greyser (Chairman), Florio and LeBlanc, all of whom have been determined to be independent by the Board under applicable Nasdaq listing standards.

Nominations of Directors

In connection with the filling of a vacancy on the Board of Directors or the recommendation of new nominee for election, the Nominating Committee will consider potential director candidates recommended by a stockholder if such stockholder submits the name of the candidate and appropriate biographical information and background material to the Chairman of the Nominating Committee on a timely basis. If appropriate biographical information and background material is provided for a candidate recommended by a stockholder, the Nominating Committee will evaluate the candidate by following substantially the same process as it would follow in evaluating candidates recommended by other persons.

The Nominating Committee, in recommending the selection of nominees for director, will do so based on such nominee’s integrity, skill, leadership ability, financial sophistication and capacity to help guide the Company, and based on such other considerations as the Nominating Committee deems appropriate. In addition, the Nominating Committee will consider all applicable statutory, regulatory, case law and Nasdaq requirements with regard to its recommendations, including when appropriate those requirements applicable to membership on committees of the Board. The Nominating Committee believes that the following minimum qualifications must be met by any nominee to be selected or recommended by the Nominating Committee:

•	Each Director must display the highest personal and professional ethics, integrity and values.

•	Each Director must have the ability to exercise sound business judgment.

•	Each Director must be highly accomplished in his or her respective field, with strong credentials and recognition and broad experience.

•	Each Director must have relevant expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

•	Each Director must be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value.

•	Each Director must have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of the Company’s business.

In addition, the Nominating Committee shall endeavor to have at least one director of the Corporation who is an “audit committee financial expert” under Item 401(h) of Regulation S-K under the Exchange Act, and the Corporation must have at least one Director (who may also be an “audit committee financial expert”) who, in accordance with the Nasdaq rules, has past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Recommendations for consideration by the Nominating Committee should be sent to the Chairman of the Nominating Committee in writing together with appropriate biographical information concerning each proposed nominee.

Communications with Board of Directors

Stockholders who wish to communicate with the Board of Directors, or specific individual Directors, may do so by directing correspondence addressed to such Directors or Director in care of David Gitlin, Esq., Corporate Counsel, at Wolf, Block, Schorr & Solis-Cohen LLP, 1650 Arch Street, 22nd Floor, Philadelphia, PA 19103. Such correspondence shall prominently display the fact that it is a stockholder-board communication. Such communications will be relayed to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so by the Corporate Counsel in accordance with a process that is approved by a majority of the independent Directors. At this time, no such process has been implemented.

PROPOSAL TO AMEND THE OPINION RESEARCH CORPORATION EMPLOYEE

STOCK PURCHASE PLAN

Description of the Opinion Research Corporation Employee Stock Purchase Plan

The Board of Directors, contingent upon the approval of the Company’s stockholders, has amended the Opinion Research Corporation Employee Stock Purchase Plan (the “Qualified Plan”), an employee stock purchase plan intended to comply with the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), by increasing the number of shares available thereunder from 500,000 to 1,000,000 shares. Under the Qualified Plan, shares of the Company’s Common Stock, $ .01 par value (“Shares”), will be offered for sale to employees. Currently, the aggregate maximum number of shares available for purchase under the Qualified Plan is five hundred thousand (500,000), subject to adjustment in the event of certain events (each, a “Capital Event”) affecting the Common Stock of the Company, such as a stock split or stock dividend. The provisions of the Qualified Plan are generally described below. This summary of the Qualified Plan is qualified in all respects by the text of the Qualified Plan, filed with the SEC as Appendix A to the proxy statement, which was filed on Schedule 14A on April 9, 2001.

Eligibility

All employees of the Company and those of its Affiliates which are designated, at the discretion of the administrative committee for the Qualified Plan (referred to herein as the “Committee”), as participating in the Qualified Plan are eligible to participate in the Qualified Plan except (1) employees employed by the Company or its Affiliates for less than six months, (2) employees who are customarily employed for 20 hours or less per week, and (3) employees who own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or an Affiliate. On February 23, 2004, approximately 1,200 employees will be eligible to participate in the Qualified Plan.

Participation, Payroll Deductions and Purchases

Employees who are eligible to participate in the Qualified Plan may elect to purchase Shares during four consecutive three month “offering periods.” These offering periods will generally begin on January 1, April 1, July 1, and October 1 of each year, but the Committee may, in its discretion, (1) change the duration of any and all offering periods, (2) suspend a scheduled offering period, or (3) reinstate an offering period which it has previously suspended. The first offering period was from October 1, 2000 through December 31, 2000.

An employee elects to participate by submitting a Subscription Agreement, which authorizes the Company to make regular payroll deductions in a specified amount (between 1% and 10% of his or her eligible compensation), for the purchase of Shares under the Qualified Plan. Amounts deducted from a Participant’s compensation will be credited to a bookkeeping account set up for the Participant. At the end of each offering period (the “Purchase Date”), the balance of the Participant’s bookkeeping account will be used to purchase Shares at a price which is the lesser of 85% of the fair market value of the Shares on (1) the first day of the offering period, or (2) the last day of the offering period. Such Shares will be credited to the Participant’s Investment Account until the Participant chooses to withdraw a certificate or certificates for the Shares.

Limits on Purchase of Shares

In addition to the aggregate limitation on the number of Shares available for purchase under the Qualified Plan, no Participant is permitted to purchase Shares with a fair market value in excess of $25,000 in a single calendar year. The determination of the fair market value of Shares for this purpose is made as of the first day of the offering period. Under the Qualified Plan, fair market value is generally determined by reference to reported prices of the Shares when they are publicly traded, and is determined by the Committee if the Shares are not publicly traded.

Term of Plan

Having been approved at the May 15, 2001 Annual Meeting of Stockholders, the Qualified Plan will terminate on September 30, 2010 or any earlier date, as determined at the discretion of the Board.

Resale Restrictions

Shares purchased under the Qualified Plan are not subject to restrictions on resale.

Termination of Employment

In the event of a Participant’s retirement, death or other termination of employment, or in the event a Participant ceases to be eligible to participate in the Qualified Plan for any reason, (1) the balance of the Participant’s bookkeeping account will be refunded to the Participant (or, in the case of the Participant’s death, the Participant’s designated beneficiary or the person to whom the Participant’s rights shall have passed under the laws of decent and distribution), and (2) a certificate for the shares credited to the Participant’s Investment Account will be forwarded to the Participant (or, in the case of the Participant’s death, the Participant’s designated beneficiary or the person to whom the Participant’s rights shall have passed under the laws of decent and distribution).

Administration of the Qualified Plan

The Qualified Plan is administered by the Board or by a committee of the Board consisting of one or more members designated by the Board (the “Committee”). The Committee has discretionary authority to interpret the Qualified Plan, to issue rules for administering the Qualified Plan, to change, alter, amend or rescind such rules, to make all other determinations necessary or appropriate for the administration of the Qualified Plan, and may delegate administrative functions to Company management. The Committee’s determinations, interpretations and constructions are final and conclusive. If the Committee is a committee appointed by the Board, its members will serve at the pleasure of the Board.

Amendment and Termination of the Qualified Plan

The Board may amend the Qualified Plan at its discretion, provided, however, that amendments which increase the maximum number of shares available for purchase under the Qualified Plan, which materially increase the benefits accruing to employees under the Qualified Plan, or which modify the Qualified Plan’s eligibility requirements can only be made with shareholder approval within twelve months of the amendment.

The Qualified Plan will terminate upon the earliest of (1) such date as chosen by the Board, in its sole discretion, or (2) September 30, 2010. Upon termination of the Qualified Plan, Participants will be issued certificates for all Shares held in their Investment Accounts and will receive a refund of any amounts held for purchases of Shares.

Certain Federal Income Tax Effects of Plan Participation

The following discussion summarizes general principles of federal income tax law applicable to the Qualified Plan and the shares of Common Stock acquired under the Qualified Plan as of the date hereof.

The Qualified Plan is intended to qualify as a “stock purchase plan” under the applicable provisions of the Code. In general, this permits Participants to receive favorable tax treatment for purchases of Shares under the Qualified Plan. Participants should not recognize income with respect to a purchase of Shares pursuant to the Qualified Plan until the sale or other disposition of the Shares. If a Participant holds the Shares until the expiration of the two-year period measured from the first day of the offering period in which the Shares were purchased and realizes a gain on the sale of the Shares, the Participant will recognize a portion of such gain as ordinary compensation income and the rest of the gain, if any, as long term capital gain. The ordinary income portion of the gain recognized is equal to the excess of the fair market value of the Shares as of the first day of the offering period over the purchase price (determined as of the first day of the offering period, i.e., the initial 15% discount determined on the first day of the offering period is treated as compensation income). Under these circumstances, the Company does not receive a tax deduction for any amounts of compensation income recognized by the employee.

A gain on a disposition of stock acquired under a stock purchase plan prior to the end of the two-year period described above (a “premature disposition”) is generally taxable as ordinary income in the year of disposition. If ordinary compensation income is recognized by an employee as a result of a premature disposition of Shares, the Company will be entitled to a deduction for compensation expense.

New Plan Benefits

The Company cannot currently determine the number of shares that will be purchased by eligible participants under the Qualified Plan. On March 8, 2004, the closing price of the Company’s common stock on the Nasdaq National Market was $6.20 per share.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE

“FOR” THE PROPOSAL TO AMEND THE QUALIFIED PLAN

PROPOSAL TO AMEND THE OPINION RESEARCH CORPORATION STOCK

PURCHASE PLAN FOR NON-EMPLOYEE DIRECTORS AND DESIGNATED

EMPLOYEES AND CONSULTANTS

Description of the Opinion Research Corporation Stock Purchase Plan for Non-Employee Directors and Designated Employees and Consultants

The Board of Directors, contingent upon the approval of the Company’s stockholders, has amended the Opinion Research Corporation Stock Purchase Plan for Non-Employee Directors and Designated Employees and Consultants (the “Non-qualified Plan”) by increasing the number of shares available thereunder from 200,000 to 400,000 shares. The Non-qualified Plan is not an employee stock purchase plan, and does not comply with the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Under the Non-qualified Plan shares of the Company’s Common Stock, $ .01 par value (the “Shares”), will be offered for sale to various individuals who provide services to the Company, yet are ineligible to participate in the Opinion Research Corporation Employee Stock Purchase Plan. Currently, the aggregate maximum number of shares available for purchase under the Non-qualified Plan is two hundred thousand (200,000), subject to adjustment in the event of certain events (each, a “Capital Event”) affecting the Common Stock of the Company, such as a stock split or stock dividend. The provisions of the Non-qualified Plan are generally described below. This summary of the Non-qualified Plan is qualified in all respects by the text of the Non-qualified Plan, filed with the SEC as Appendix B to the proxy statement, which was filed on Schedule 14A on April 9, 2001.

Eligibility

Non-employee members of the Company’s Board of Directors, certain Company executives, and consultants and advisors to the Company who are designated, at the discretion of the administrative committee for the Non-qualified Plan (referred to herein as the “Committee”), as eligible to participate in the Non-qualified Plan may participate in the Non-qualified Plan

Participation, Payroll Deductions and Purchases

Individuals who are eligible to participate in the Non-qualified Plan may elect to purchase Shares during four consecutive three month “offering periods.” These offering periods will generally begin on January 1, April 1, July 1, and October 1 of each year, but the Committee may, in its discretion, (1) change the duration of any and all offering periods, (2) suspend a scheduled offering period, or (3) reinstate an offering period which it has previously suspended. The first offering period was from October 1, 2000 through December 31, 2000.

An individual elects to participate by submitting a Subscription Agreement that indicates the number of Shares he or she wishes to purchase under the Non-qualified Plan or the dollar amount of the intended purchase. Participants pay for stock purchases under the Non-qualified Plan either by providing for amounts to be deducted from compensation that would otherwise be payable to them during the offering period or by making arrangements for the payment of the purchase price of the Shares. Amounts deducted from a Participant’s compensation or otherwise paid over to the Company will be credited to a bookkeeping account set up for the Participant.

At the end of each offering period (the “Purchase Date”), the balance of the Participant’s bookkeeping account will be used to purchase Shares at a price which is the lesser of 85% of the fair market value of the Shares on (1) the first day of the offering period, or (2) the last day of the offering period. Such Shares will be credited to the Participant’s Investment Account until the Participant chooses to withdraw a certificate or certificates for the Shares.

In addition to participation in the Non-qualified Plan as described above, the Committee may provide, with respect to any Offering Period, that a Participant who is also a participant in the Opinion Research Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”) may fund a purchase of Shares under the terms of the Non-qualified Plan using amounts that are credited to the deferral account maintained for that Participant under the terms of the Deferred Compensation Plan. Any Shares purchased in this manner will be treated as an investment under the terms of the Deferred Compensation Plan and will not be distributed to the Participant unless and until a distribution of those Shares is permitted under the Deferred Compensation Plan. Shares that are purchased (or deemed to have been purchased) using amounts credited under the Deferred Compensation Plan will consist either of hypothetical shares of Company common stock (as shown on the book-keeping accounts of the Company maintained under the Deferred Compensation Plan) or actual Shares if held by a trustee of any trust created under the terms of the Deferred Compensation Plan. Any Shares purchased under an Offering Period through amounts credited to a Participant under the Deferred Compensation Plan will, to the extent permitted, be treated as having been purchased under the Non-qualified Plan. The Committee is authorized to establish the terms and conditions applicable to each Offering Period, including any special provisions that may be determined to be appropriate in implementing a purchase of Shares using amounts credited under the Deferred Compensation Plan.

Limits on Purchase of Shares

In addition to the aggregate limitation on the number of Shares available for purchase under the Non-qualified Plan, the Committee may also impose a limitation on the Shares available for purchase in any individual offering period.

Resale Restrictions

Shares purchased under the Non-qualified Plan are not subject to restrictions on resale.

Termination of Participation

In the event a Participant ceases to be eligible to participate in the Non-qualified Plan for any reason, (1) the balance of the Participant’s bookkeeping account will be refunded to the Participant (or, in the case of the Participant’s death, the Participant’s designated beneficiary or the person to whom the Participant’s rights shall have passed under the laws of decent and distribution), and (2) a certificate for the Shares credited to the Participant’s Investment Account will be forwarded to the Participant (or, in the case of the Participant’s death, the Participant’s designated beneficiary or the person to whom the Participant’s rights shall have passed under the laws of decent and distribution).

Administration of the Non-qualified Plan

The Non-qualified Plan is administered by the Board or by a committee of the Board consisting of one or more members designated by the Board (the “Committee”). The Committee has discretionary authority to interpret the Non-qualified Plan, to issue rules for administering the Non-qualified Plan, to change, alter, amend or rescind such rules, to make all other determinations necessary or appropriate for the administration of the Non-qualified Plan, and may delegate administrative functions to Company management. The Committee’s determinations, interpretations and constructions are final and conclusive. If the Committee is a committee appointed by the Board, its members will serve at the pleasure of the Board.

Amendment and Termination of the Non-qualified Plan

The Board may amend the Non-qualified Plan at its discretion.

The Non-qualified Plan will terminate upon the earliest of (1) such date as chosen by the Board, in its sole discretion, or (2) September 30, 2010. Upon termination of the Non-qualified Plan, Participants will be issued certificates for all Shares held in their Investment Accounts and will receive a refund of any amounts held for purchases of Shares.

Certain Federal Income Tax Effects of Plan Participation

The following discussion summarizes general principles of federal income tax law applicable to the Non-qualified Plan and the Shares of Common Stock acquired under the Non-qualified Plan as of the date hereof.

Because the Non-qualified Plan does not qualify as an “employee stock purchase plan” under the Code, Participants will be taxed as a result of their discount purchases of Company Stock, taking into account as compensation income the amount of the discount determined as of the date of purchase. The compensation income recognized by a Participant on the purchase date may also be subject to tax withholding requirements, in which case the Company will make appropriate arrangements for withholding and payment of such taxes from other amounts payable to the Participant or using funds provided by the Participant to the Company for this purpose.

When a Participant sells Shares purchased under the Non-qualified Plan, the Participant will generally recognize a gain or loss which may be either long or short term, depending on the length of time the Participant held the Shares before the sale. The basis of the Shares for determining the amount of this gain or loss will be their fair market value as of the purchase date.

The Company will generally be entitled to a tax deduction equal to the amount of income Participants recognize as a result of the discounted purchases under the Non-qualified Plan. Participants’ subsequent sale of the Shares, however, has no tax consequences for the Company.

New Plan Benefits

The Company cannot currently determine the number of shares that will be purchased by eligible participants under the Non-qualified Plan. On March 8, 2004, the closing price of the Company’s common stock on the Nasdaq National Market was $6.20 per share.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE

“FOR” THE PROPOSAL TO AMEND THE

NON-QUALIFIED PLAN

ELECTION OF DIRECTORS

At the Meeting, the stockholders will elect two directors to hold office until the Annual Meeting of Stockholders to be held in 2007 and until their successors have been duly elected and qualified. Proxies executed on the enclosed form will be voted, in the absence of other instructions, “FOR” the election of the persons named below. Should the nominees become unavailable to accept nomination or election as a director, the persons named in the enclosed proxy will vote the shares which they represent for the election of such other person as the Board of Directors may recommend, unless the Board of Directors reduces the number of directors. The nominees are currently serving as directors of the Company.

The following sets forth certain information about each nominee:

Mr. Dale J. Florio, 49, was appointed to the Board of Directors in July 1999. Mr. Florio is an attorney and co-founder of the Princeton Public Affairs Group, a firm specializing in public relations, public affairs, and government relations. Immediately prior to co-founding the Princeton Public Affairs Group in 1987, Mr. Florio was responsible for managing Philip Morris’ state and local government affairs program throughout all 50 states. Before joining Philip Morris, Mr. Florio served as federal public affairs representative with the National Association of Manufacturers and as an administrative assistant to a member of the New Jersey General Assembly. Mr. Florio received a law degree from Seton Hall Law School.

Mr. Steven F. Ladin, 57, joined the Board of Directors in December 2003. Mr. Ladin is Chairman, President & Chief Executive Officer of Clinical Analysis Corporation (“CAC”), a medical diagnostic products development company. Prior to joining CAC in 2002 Mr. Ladin spent 3 years with Sybron Chemicals, Inc., a middle market specialty chemical company where he was Vice President and CFO. Prior to joining Sybron Chemicals in 1998, Mr. Ladin was Controller of Dupont Merck Pharmaceuticals Company since its inception in 1990. Mr. Ladin joined DuPont Merck Pharmaceuticals after 14 years with DuPont in various financial positions. Mr. Ladin has public accounting experience with Arthur Andersen & Co. and serves on the Board of Trustees of Delaware Hospice, Inc. Mr. Ladin is a certified public accountant and a graduate of the State University of New York at Albany.

INFORMATION CONCERNING CONTINUING DIRECTORS

Directors whose present terms continue until 2005:

Mr. John F. Short, 59, was appointed Chief Executive Officer and Chairman of the Board of Directors in 1999. Mr. Short joined the Company and was appointed as its Chief Financial Officer in 1989. He joined the Board of Directors in 1991. Mr. Short was later appointed Vice Chairman in 1992 and President in 1998. Prior to joining the Company, Mr. Short served as the Chief Financial Officer of Hay Systems, Inc., a wholly owned subsidiary of the Hay Group.

Professor Stephen A. Greyser, 69, has been a member of the Board of Directors since 1993. Professor Greyser is the Richard P. Chapman Professor (Marketing/Communications) Emeritus at Harvard Business School, where he has been on the faculty for over 35 years. Professor Greyser was associated with the Harvard Business Review for 35 years as an editor, research director, and Editorial Board Secretary and Chairman. Since 1972, Professor Greyser has been a Trustee or member of the Executive Director’s Council of the Marketing Science Institute, a non-profit business-supported research center in marketing, and from 1972 through 1980 he served as its Executive Director. From 1985 through 1993, Professor Greyser served on the Board of Directors of the Public Broadcasting Service, where he was Vice Chairman from 1991 through 1993. In addition, Professor Greyser has served on a number of other corporate and non-profit boards. Professor Greyser received A.B., M.B.A., and D.B.A. degrees from Harvard University.

Mr. Brian J. Geiger, 60, was elected to the Board of Directors in December 2003. Mr. Geiger is Executive Vice President & CFO of Claneil Enterprises, Inc., a privately owned, diversified holding company investing in both publicly and privately held corporations. Mr. Geiger joined Claneil Enterprises, Inc. in November 1997 as Executive Vice President and Chief Financial Officer. Prior to joining Claneil, he was Vice President Finance/CFO for The Liposome Company, Inc., a Princeton, New Jersey based biopharmaceutical company. Prior to joining Liposome in 1995, Mr. Geiger spent 24 years with Johnson & Johnson serving as CFO for various Johnson & Johnson companies. Mr. Geiger currently serves on the Board of Directors of Claneil Enterprises, Inc. and is also a member of the Board of Advisors of FEI Corporation, a women’s healthcare company. Mr. Geiger received his B.A. from Rutgers University and M.B.A. from Seton Hall University, and is a Certified Management Accountant.

Directors whose present terms continue until 2006:

Mr. Frank J. Quirk, 63, was elected to the Board of Directors in June 2000, and to the position of President of Opinion Research Corporation in November 2003. Mr. Quirk joined the Company in 1999 with the acquisition of Macro International Inc. (“ORC Macro”), where he served, and continues to serve, as the Chief Executive Officer since 1980. Under his direction ORC Macro has grown from $3 million in annual revenues to over $115 million today. Mr. Quirk received his A.B. and M.B.A. from Cornell University.

Mr. Robert D. LeBlanc, 54, was elected to the Board of Directors in December 2003. Mr. LeBlanc is a consultant and former President and Chief Executive Officer of Handy & Harman, a diversified industrial manufacturer, and Executive Vice President and a Director of Handy & Harman’s parent company, WHX Corporation. Prior to joining Handy & Harman in 1996, Mr. LeBlanc spent 12 years with Elf Atochem North America, a specialty chemicals company, where he was an Executive Vice President. Mr. LeBlanc currently serves on the Board of Directors of Church & Dwight Co., Inc. Mr. LeBlanc received his B.S. degree from Boston College.

Directors elected by the Series B Preferred Stockholders:

Mr. Seth J. Lehr, 47, was elected to the Board of Directors by the Series B Preferred Stockholders in October 2000 pursuant to the terms of the Opinion Research Corporation Designation of Series B Preferred Stock. Mr. Lehr is a founding partner of LLR Equity Partners, L.P., a $260 million private equity fund founded in 1999. Prior to forming LLR, Mr. Lehr was a Managing Director and group head of the investment banking division of Legg Mason Wood Walker from 1992 to 1999. Mr. Lehr currently serves on the Board of Directors of various companies, including ICT Group, Inc., Welocalize, Inc., Weathervane Retail Stores, Inc., and Gordman’s, Inc. Mr. Lehr is involved in a number of charitable activities and has served on various community boards. Mr. Lehr received his B.S. and M.B.A. from the Wharton School of the University of Pennsylvania.

Mr. John J. Gavin, 48, was elected to the Board of Directors by the Series B Preferred Stockholders in October 2000 pursuant to the terms of the Opinion Research Corporation Designation of Series B Preferred Stock. Until February 2004, Mr. Gavin was President and Chief Operating Officer of Right Management Consultants, Inc. Right Management Consultants, Inc. is the world’s largest career management and outplacement firm with revenues in excess of $450 million. Mr. Gavin joined Right Management Consultants, Inc. in 1996 as Executive Vice President. Prior to joining Right Management Consultants, Inc., Mr. Gavin was a Partner with Andersen Worldwide. Mr. Gavin joined Andersen Worldwide in 1978 and was made Partner in 1990. Mr. Gavin serves on the Board of Directors of Catholic Health East and is on the Advisory Board of Temple University’s School of Business. Mr. Gavin is a certified public accountant and a graduate of Temple University.

THE BOARD OF DIRECTORS RECOMMENDS THAT

STOCKHOLDERS VOTE “FOR”THE ELECTION OF THE NOMINEES FOR DIRECTOR

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders in 2005 must be received by December 30, 2004 in order to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to that Meeting. Stockholder proposals should be directed to Douglas L. Cox, Secretary, at the address of the Company set forth on the first page of this Proxy Statement.

A stockholder of the Company may wish to have a proposal presented at the Annual Meeting of Stockholders in 2005, but not to have such proposal included in the Company’s Proxy Statement and Form of Proxy relating to that meeting. If notice of any such proposal is not received by the Company at the address set forth on the first page of this Proxy Statement by February 15, 2005 then such proposal shall be deemed “untimely” for purposes of Rule 14a-5(e) promulgated under the Exchange Act and, therefore, the Company will have the right to exercise discretionary voting authority with respect to such proposal.

SOLICITATION OF PROXIES

The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone or telegraph by directors, officers or regular employees of the Company or its subsidiaries.

ANNUAL REPORT ON FORM 10-K

The Company will provide without charge to each person solicited by this Proxy Statement, on the written request of such person, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, as filed with the Securities and Exchange Commission for its most recent fiscal year. Such written requests should be directed to Douglas L. Cox, Secretary, at the address of the Company set forth on the first page of this Proxy Statement.

APPENDIX A

Opinion Research Corporation

Audit Committee Charter

This Charter governs the operations of the Audit Committee (the “Committee”) of Opinion Research Corporation (the “Company”). The Committee shall have the authority, responsibilities and specific powers described below.

Purposes

The Committee’s purposes shall be to oversee the accounting and financial reporting processes of the Company, to oversee the audits of the Company’s financial statements and to provide assistance to the Board of Directors in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community and others relating to:

•	the integrity of the Company’s financial statements;

•	the systems of internal accounting and financial controls;

•	the performance of the Company’s internal audit function and the independent auditor;

•	the independent auditor’s qualifications and independence; and

•	the Company’s compliance with ethics policies and legal and regulatory requirements.

In so doing, it is the responsibility of the Committee to maintain free and open communication among the Committee, the independent auditor, the internal auditor and the management of the Company.

In discharging its role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and with the authority to engage and determine funding for independent counsel and other advisors as it determines necessary to carry out its duties.

Committee Membership

The members of the Committee shall be members of, and appointed by, the Board of Directors of the Company and shall comprise at least three directors, each of whom satisfies the independence requirements of the Nasdaq National Market (“Nasdaq”) or any stock exchange where the Company’s securities are listed from time to time, applicable laws and the rules and regulations of the Securities and Exchange Commission (the “SEC”). All Committee members shall meet all financial knowledge and experience qualifications required under rules promulgated by Nasdaq and the SEC, and at least one member shall be an “audit committee financial expert,” as defined by applicable SEC and Nasdaq regulations.

Duties and Responsibilities

While the Committee has the specific responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditor is responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

The following shall be the principal duties and responsibilities of the Committee. These are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

•	The Committee shall be directly responsible for the appointment, compensation, retention and oversight of, and shall determine funding for, the independent auditor. The Committee shall be responsible for the resolution of disagreements between management and the independent auditor regarding financial reporting, and the independent auditor shall report directly to the Committee.

•	The Committee shall have the authority to engage and determine funding for outside legal, accounting or other advisors to advise the Committee and shall, as appropriate, obtain advice and assistance from such advisors.

•	The Company shall provide for appropriate funding, as determined by the Committee, for payment of (i) compensation to the independent auditor for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services, (ii) compensation to any outside legal, accounting or other advisors employed by the Committee, and (iii) ordinary administrative expenses to the Committee that are necessary or appropriate in carrying out its duties.

•	The Committee shall pre-approve all audit and non-audit services provided by the independent auditor and shall not engage the independent auditor to perform the specific non-audit services proscribed by law or regulation. The Committee shall have a pre-approval policy pursuant to which it may delegate pre-approval authority to the Chairman of the Committee. The decisions of the Chairman regarding pre-approval of audit and permitted non-audit services must be presented to the full Committee at its next scheduled meeting.

•	The Committee shall discuss with the independent auditor its independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board, and the Committee shall discuss with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the independent auditor.

•	The Committee shall, at least annually, obtain from and review a report by the independent auditor describing (a) the independent auditor’s internal quality control procedures, and (b) any material issues raised by the most recent internal quality control review, or peer review, or by any governmental or professional inquiry or investigation within the preceding five years regarding any audit performed by the independent auditor and any steps taken to deal with such issues.

•	The Committee shall take, or recommend that the Board take, appropriate actions to oversee the independence of the independent auditor.

•	The Committee shall set clear hiring policies for employees or former employees of the independent auditor that meet the SEC regulations and Nasdaq listing standards.

•	In advance of the commencement of the engagement of the independent auditor for the current year, the Committee shall review the proposed scope of the audit, the proposed staffing of the audit (including required rotation of personnel) and the fees proposed to be charged for such audit. Also, the Committee shall discuss with management, the internal auditor and the independent auditor the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor and manage business risk, and legal and ethical compliance programs (e.g., the Company’s Code of Conduct).

•	The Committee shall meet with management, the internal auditor and the independent auditor to discuss issues and concerns warranting Committee attention. The Committee shall provide sufficient opportunity for the internal auditor and the independent auditor to meet privately with the members of the Committee. The Committee shall review with the independent auditor any audit problems or difficulties and management’s responses.

•	The Committee shall receive regular reports from the independent auditor with respect to:

•	the critical accounting policies and practices of the Company;

•	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•	other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

•	The Committee shall review management’s assessment of the effectiveness of the Company’s internal controls as of the end of the most recent fiscal year and the independent auditor’s report on management’s assessment.

•	The Committee shall review reports from management on material weaknesses or deficiencies in the design or operation of internal controls and on any fraud that involves personnel having a significant role in the Company’s internal controls.

•	The Committee shall review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts, rating agencies or the public, prior to the release of such information.

•	The Committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditor prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards.

•	The Committee shall review with management and the independent auditor the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards.

•	The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Committee shall prepare its report to be included in the Company’s annual proxy statement, as required by SEC regulations.

•	The Committee shall evaluate the performance of the Committee, review and reassess this Charter and, if appropriate, recommend changes to the Board.

•	The Committee shall review and approve all proposed transactions between the Company and related parties.

•	When appropriate, the Committee may form and delegate authority to one or more subcommittees. Each such subcommittee shall consist of one or more members of the Committee.

The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior.

Public Availability of Charter

This Charter shall be posted on the Company’s website and shall otherwise be made publicly available in accordance with applicable requirements.

As amended February 18, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

OPINION RESEARCH CORPORATION

The undersigned, a holder of Common Stock of OPINION RESEARCH CORPORATION (the “Company”), hereby constitutes and appoints JOHN F. SHORT and DOUGLAS L. COX, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned, to attend the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 11, 2004 at 10:00 a.m., at 600 College Road East, Princeton, New Jersey, and any adjournment or postponement thereof, and thereat to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present, as follows:

1.	To amend the Opinion Research Corporation Employee Stock Purchase Plan to increase the number of shares available for purchase thereunder from 500,000 to 1,000,000 shares.
☐ FOR ☐ AGAINST ☐ ABSTAIN

2.	To amend the Opinion Research Corporation Stock Purchase Plan for Non-employee Directors and Designated Employees and Consultants to increase the number of shares available for purchase thereunder from 200,000 to 400,000 shares.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	☐ FOR the two nominees for director listed below.
☐ WITHHOLD AUTHORITY to vote for both nominees for director listed below.
☐	FOR both nominees for director listed below, EXCEPT WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WHOSE NAME IS LINED THROUGH.

               Nominees:    Dale J. Florio and Steven F. Ladin

4.	To vote on such other business as may properly come before the meeting

Unless otherwise specified, the shares will be voted “FOR” the election of both nominees for director and “FOR” the other proposals as previously set forth. This Proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting and any adjournment or postponement thereof.

(Please date and sign on reverse side)

(Continued from other side)

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF OPINION RESEARCH CORPORATION.

☐	I plan to attend the Annual Meeting

Date: , 2004

Signature of Stockholder

Signature of Stockholder

NOTE: Please sign this proxy exactly as name(s) appear(s) in address. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. When stock is issued in the name of two or more persons, all such persons should sign.

Please sign, date and return in the enclosed postage-prepaid envelope.